Exhibit 99.1

Xponential Fitness, Inc. Announces CEO Retirement and Transition Plan

•	Mark King Intends to Retire

•	Will Continue to Serve Until a Successor is Appointed

•	Board of Directors Is Conducting a Succession Planning Process

IRVINE, Calif., May 15, 2025 – Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or the “Company”), one of the leading global franchisors of boutique health and wellness brands, announced today that Mark King, Chief Executive Officer, has informed the Board of Directors that he intends to retire as the Company’s CEO and as a Director due to health reasons. To ensure a smooth transition, Mr. King will continue to serve as CEO throughout the search process for a successor until his retirement.

“It has been an honor to lead Xponential’s team through a critical and transformative period,” said, Mark King, Chief Executive Officer of Xponential Fitness. “During my time as CEO, I leveraged my extensive experience in scaling global franchises to strengthen and broaden the appeal of our category-leading fitness brands. I helped stabilize the company through a focus on franchisee health and creating a customer-centric culture and laid out a strategy for the next phase of growth. Additionally, I appointed key executives to build a world-class leadership team to fulfill the vision of becoming the global franchisor of choice in health and wellness. I look forward to showcasing our new team at Xponential’s upcoming Analyst and Investor Day.”

“On behalf of the entire Board of Directors, I commend Mark for his contributions and dedication to supporting franchisees and his positive impact on the Company,” said Mark Grabowski, Chairman of Xponential Fitness. “It has been a privilege to work with Mark, and we wish him the best in his retirement. The Board is committed to running a thorough search and onboarding process and appreciates Mark’s continued support to ensure a seamless leadership transition.”

Mark King will participate in the Analyst and Investor Day to be held on Thursday, May 29, 2025, at the New York Stock Exchange. The event will feature presentations by members of the Xponential management team, including John Meloun, CFO, John Kawaja, President, North America, and Tim Weiderhoft, COO, North America, and will focus on the Company’s operations, strategy and commitment to stockholder value.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is one of the leading global franchisors of boutique health and wellness brands. Through its mission to make health and wellness accessible to everyone, the Company operates a diversified platform of eight brands spanning across verticals including Pilates, indoor cycling, barre, stretching, boxing, functional training, metabolic health, and yoga. In partnership with its franchisees and master franchisees, Xponential offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations throughout the U.S. and internationally, with franchise, master franchise and international expansion agreements in 49 U.S. states, Puerto Rico, and 30 additional countries. Xponential’s portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand by number of locations in the United States; StretchLab, a concept offering one-on-one and group stretching services; YogaSix, the largest franchised yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; Rumble, a boxing-inspired full body workout; BFT, a functional training and strength-based program; and Lindora, a provider of medically guided wellness and metabolic health solutions. For more information, please visit the Company’s website at xponential.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated financial performance. These forward-looking statements include, without limitation, statements relating to the Company’s ability to benefit from the executives’ experience and expertise. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the outcome of ongoing and any future government investigations and litigation to which we are subject; our ability to retain key senior management and key employees; our relationships with master franchisees, franchisees and international partners; difficulties and challenges in opening studios by franchisees; the ability of franchisees to generate sufficient revenues; risks relating to expansion into international markets; loss of reputation and brand awareness; geopolitical uncertainty, including the impact of the presidential administration in the U.S.; trade policies and tariffs; general economic conditions and industry trends; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2024 filed by Xponential with the SEC and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Contact:

Addo Investor Relations

investor@xponential.com

(310) 829-5400